Exhibit 99.1

Comparative unaudited results for the third quarter and twelve-month periods were as follows:

Financial Data (in thousands, except per share data)

Three months ended September 30:	2003	2002	% Change
Operating revenues	$817,791	$743,284	10.0%
Net income	$64,152	$73,717	(13.0)%
Preferred dividends	$490	$490	-
Earnings per share
Basic	$1.20	$1.38	(13.0)%
Diluted	$1.19	$1.37	(13.1)%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,436	53,310	0.2%
Dividends declared per common share	$0.54	$0.53	1.9%

Twelve months ended September 30:	2003(b)	2002 (a)	% Change
Operating revenues	$2,879,047	$2,746,639	4.8%
Net income	$196,090	$143,312	36.8%
Preferred dividends	$1,960	$2,627	(25.4)%
Earnings per share:
Basic	$3.66	$2.65	38.1%
Diluted	$3.64	$2.64	37.9%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,335	53,261	0.1%
Dividends declared per common share	$2.16	$2.12	1.9%

(a) Results for the twelve-month period ended September 30, 2002 include a non-cash after-tax impairment charge of $27.6 million, or $0.52 per share, related to NSTAR’s investment in RCN Corporation (RCN).

(b) Results for the twelve-month period ended September 30, 2003 include a net tax benefit of $9.9 million, or $0.19 per basic share, that reflects the recognition of tax benefits of $19.6 million, or $0.37 per basic share, recorded in the fourth quarter of 2002, related to NSTAR’s investment in RCN offset, in part, by an impairment charge of $9.7 million, or $0.18 per share, associated with the RCN investment.